Exhibit 10.2

CONVERTIBLE PROMISSORY NOTE

$2,000,000.00	July 20, 2004

     FOR VALUE RECEIVED, the undersigned, Remote Dynamics, Inc., a corporation organized under the laws of the State of Delaware with a principal address of 1155 Kas Drive, Suite 100, Richardson, Texas, 75081 (“Maker”), hereby promises to pay to the order of HFS Minor Planet Funding LLC or its designees, with a principal address of 7918 Jones Branco Drive, Suite 600, McLean, Virginia, 22102 (collectively referred to as “Payee”), the principal sum of Two Million and No/100 Dollars ($2,000,000.00) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, together with interest on the unpaid principal balance at the rate hereinafter provided, on July 20, 2007 (the “Maturity Date”). This promissory note (this “Note”) is being executed and delivered by Maker pursuant to that certain Third Amended Binding Letter Agreement between Maker and Payee dated July 20, 2004 (the “Letter Agreement”).

     1. Interest Rate. The outstanding principal balance of this Note shall bear interest prior to maturity at the rate of twelve percent (12%) per annum, which interest shall be simple and not compounded. All past due sums, both principal and interest, shall bear interest at the rate of fourteen percent (14%) per annum during the term hereof from the date such payment of principal and interest is due and owing until paid. The interest shall be computed for the actual number of days elapsed in a year consisting of a 365 or, if applicable, a 366 day year.

     2. Payment of Interest. Accrued interest only on this Note shall be paid monthly, in 36 equal installments, with the first payment due and payable on August 20, 2004, and the final payment of all accrued and unpaid interest and outstanding principal, subject to reduction in the case of any prepayments as set forth below, shall be due and payable on the Maturity Date.

     3. Prepayment of Loan by Maker. Following the initial year of repayment of the Note, Maker reserves the right to prepay, by sending a written notice to Payee (the “Prepayment Notice”), prior to the Maturity Date, all or any part of the principal or accrued interest on this Note without premium or penalty, and interest shall immediately cease to accrue on any principal amount so paid. Within fifteen (15) days of Payee’s receipt of a Prepayment Notice, Payee, may in its sole discretion, demand repayment of such portion of the accrued interest and unpaid principal on the Note in such number of shares of Common Stock of MPUSA, par value $.01 per share (the “Common Stock”), based upon a fixed conversion price of $3.62 per share discounted by fifteen percent (15%), with an aggregate value which equals the amount of accrued interest and principal being repaid.

     4. Conversion to Common Stock at Payee Option. Payee, may in its sole discretion, at any time prior to the Maturity Date, demand repayment of such portion of the accrued interest and unpaid principal on the Note in such number of shares of Common Stock, based upon a fixed conversion price of $3.62 per share of Common Stock discounted by twenty percent (20%) if converted in year 1 of the repayment of the Note or a fixed conversion price of $3.62 per share of Common Stock discounted by fifteen percent (15%) if converted subsequent to year 1 of the repayment of the Note, with an aggregate value which equals the amount of accrued interest and principal being repaid.

     5. Manner of Payments. All payments of principal and interest are payable to Payee at its address noted above, or at such other address as Payee may notify Maker in writing. All payments made on this Note shall be credited first to the discharge of any accrued but unpaid interest hereon and the balance, if any, to the reduction of the principal of this Note.

     6. Event of Default. The occurrence of the following event shall constitute an Event of Default hereunder:

     (a) Maker shall fail to pay the principal or interest due on this Note as and when same becomes due and payable in accordance with the terms hereof within ten (10) calendar days of its due date

     7. Remedies Upon Default. Upon the occurrence of an Event of Default, the Payee may at its option declare the outstanding principal balance of this Note and any accrued, but unpaid interest thereon immediately due and payable by giving ten (10) day advance written notice.

     8. Cumulative Rights. No delay on the part of the holder of this Note in the exercise of any power or right under this Note shall operate as a waiver thereof; nor shall a single or partial exercise of any other power or right operate as a waiver hereof. Failure of the holder hereof to exercise any right granted herein shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

     9. Acceleration. The outstanding principal balance of this Note, including all accrued and unpaid interest, shall become immediately due and payable upon the occurrence of an Event of Default.

     10. Limitation on Agreements. The parties hereto intend to conform strictly to applicable usury laws. In no event, whether by reason of demand for payment, prepayment, acceleration of the maturity hereof or otherwise, shall the interest, and all other amounts constituting interest hereunder, contracted for, charged or received by Payee hereunder or otherwise exceed the Maximum Rate. The term “Maximum Rate” as used herein shall mean the highest nonusurious rate of interest per annum permitted by applicable law on that date. If for any reason whatsoever interest would otherwise be in excess of the Maximum Rate, the interest contracted for, charged or payable to Payee shall be reduced automatically to the Maximum Rate. If Payee shall ever receive anything of value deemed interest under applicable law which would apart from this provision be in excess of the Maximum Rate, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Maker. If at any time Maker believes that Payee has contracted for, charged, or received interest in excess of the Maximum Rate, then Maker shall give Payee written notice of such belief at the address provided herein and Payee shall have sixty (60) days from the date of such notice to cure the condition for which it was notified. All interest paid or agreed to be paid to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full actual term (including any renewal or extension) hereof so that the amount of interest hereunder does not exceed the Maximum Rate. The provisions of this paragraph shall control all existing and future agreements between Maker and Payee.

     11. Venue and Governing Law. This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and shall be governed by the laws of the State of Texas, without regard to the conflicts of laws principles thereof. THE PARTIES AGREE THAT ANY DISPUTE UNDER THIS AGREEMENT SHALL BE BROUGHT BEFORE A COURT OF PROPER JURISDICTION IN DALLAS COUNTY, TEXAS.

     12. Amendments. This Note may not be amended or modified except by another written agreement duly signed by Maker and Payee.

     13. NOTICE PURSUANT TO TEX. BUS. & COMM. CODE SECTION 26.02. THIS NOTE CONSTITUTES A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     14. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or sent by facsimile confirmed by regular mail, or delivered by overnight courier service to the addresses set forth above in the introductory paragraph of this Note, or such other address as any party hereto designates by written notice to all other parties hereto, and shall be deemed to have been given upon delivery, if delivered personally, three business days after mailing if mailed, when actually received by the receiving party if sent by facsimile, or one business day after delivery to the courier, if delivered by overnight courier service.

     15. No Assignment. This Note shall be binding upon and shall inure to the benefit of Maker and Payee and their respective successors and permitted assigns. Payee may not assign, pledge or transfer this Note or the shares of Common Stock into which this Note may be converted without the prior written consent of Maker.

     16. Miscellaneous. The section headings appearing in this Note are for purposes of clarification and shall not be considered a part of this Note or in any way modify, amend or affect its provisions. Maker shall not assign any of its rights or transfer any of its obligations under this Note without first obtaining the written consent of Payee. Nothing in this Note is intended to benefit any creditor of the parties to this Note or to create any third party beneficiary hereto.

     17. Conflicting Provisions. In the event of any conflict between the terms of this Note and the Purchase Agreement, the terms of this Note shall control.

     IN WITNESS WHEREOF, the undersigned Maker and Payee have caused this Note to be executed as of the date first above written.

MAKER:

REMOTE DYNAMICS, INC.

By:	/s/ Dennis R. Casey

Dennis R. Casey
President & Chief Executive Officer

     Payee hereby acknowledges, and agrees to and accepts the terms and conditions of this Note.

PAYEE:

HFS MINOR PLANET FUNDING LLC

By: /s/ Stephen CuUnjieng

Name: Stephen CuUnjieng

Title: President